Exhibit 99.1

Editorial Contact:
Rich Yonker
Vitesse
+1.805.388.3700

Vitesse Stockholders Approve Proposals at Special Meeting of Stockholders

CAMARILLO, Calif. — January 7, 2010 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK), a leading provider of advanced integrated circuit solutions for Carrier and Enterprise networks, today held its Special Meeting of Stockholders resulting in approval to increase the number of authorized shares of common stock from 500,000,000 to 5,000,000,000 and approval to authorize the Company’s Board of Directors to effect a reverse stock split of the Vitesse’s common stock.

“The increase in our authorized shares of common stock allows us to complete the debt restructuring we entered into in October 2009,” said Chris Gardner, chief executive officer of Vitesse. “We will now turn our focus on the goal of relisting the Company on NASDAQ, increasing the opportunity for stock liquidity, and attracting investor and analyst support.”

More specifically at the Special Meeting, the stockholders approved an amendment to Vitesse’s certificate of incorporation to increase the number of authorized shares of common stock from 500,000,000 to 5,000,000,000 to permit the conversion of the Company’s recently issued Convertible Second Lien Debentures into shares of common stock and to provide available shares for other general corporate purposes. The Company will file an Amendment to its Certificate of Incorporation with the Secretary of State of Delaware to implement the increase in the number of authorized shares of common stock.

The stockholders also approved at the Special Meeting an amendment to Vitesse’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. Vitesse’s Board of Directors is authorized to set a ratio between 1-for-20 and 1-for-50 for the reverse stock split, which may or may not be implemented. Upon the effectiveness of the reverse stock split, the number of authorized shares of the Vitesse’s common stock will be decreased on a basis proportional to the reverse split ratio.

This announcement does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities.

About Vitesse

Vitesse designs, develops, and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet, Ethernet-over-SONET, Optical Transport, and other applications. Additional company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding Vitesse’s plans, intentions, and expectations.  Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and Vitesse’s overall business and financial performance can be found in Vitesse’s reports filed with the Securities and Exchange Commission. The risks described in such reports are not exhaustive. Vitesse expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Vitesse’s expectations or any change in events, conditions, or circumstances on which any such statement is based.